EXHIBIT 3.2
FIRST AMENDMENT
TO
FOURTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
SUMMIT MIDSTREAM PARTNERS, LP
This First Amendment (this “Amendment”) to the Fourth Amended and Restated Agreement of Limited Partnership of Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), dated as of May 28, 2020 (the “Partnership Agreement”), is entered into effective as of February 23, 2023 at the direction of Summit Midstream GP, LLC, as the general partner of the Partnership (the “General Partner”), pursuant to authority granted to it in Section 13.1(d) of the Partnership Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Partnership Agreement.
RECITALS
WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may amend any provision of the Partnership Agreement that the General Partner determines does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect; and
WHEREAS, the Partnership Agreement provides that all Directors other than the President or Chief Executive Officer are subject to elections at annual meetings of the Limited Partners;
WHEREAS, the General Partner deems it advisable and in the best interest of the Partnership to effect this Amendment to provide for an amendment to Section 13.4 of the Partnership Agreement and related definitions in Section 1.1 of the Partnership Agreement to subject all Directors, including the President or Chief Executive Officer, to elections at annual meetings of the Limited Partners; and
WHEREAS, the General Partner has determined that this Amendment does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect.
NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the General Partner does hereby amend the Partnership Agreement as follows:
A.Amendment. The Partnership Agreement is hereby amended as follows:
Section 1.1 is hereby amended to delete the following definition:

“Eligible Director” means any Director that is not the then-serving President or Chief Executive Officer of the General Partner.
All references in the Partnership Agreement to “Eligible Director” or “Eligible Directors” shall be replaced with “Director” or “Directors,” as applicable.
Section 13.4(iii) of the Partnership Agreement is hereby amended and restated as follows:
    (iii) A Director need not be a member of the General Partner or a Limited Partner; however, with the exception of the President or Chief Executive Officer, if such officer is a Director, each Director must meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading (or if no such National Securities Exchange, the New York Stock Exchange).
Section 13.4(iv) of the Partnership Agreement is hereby amended and restated as follows:
    (iv) The number of Directors that shall constitute the whole Board of Directors of the General Partner shall be not less than five and not more than eight as shall be established from time to time by a resolution adopted by a majority of the Directors then in office. The Directors shall be divided into three classes by a majority of the Directors then in office, Class I, Class II and Class III. The number of Directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of Directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra Director shall be a member of Class I and if the fraction is two-thirds, one of the extra Directors shall be a member of Class I and the other shall be
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a member of Class II. Each Director shall serve for a term ending as provided herein; provided, however, that the Directors listed on Exhibit B attached hereto designated to Class I shall serve for an initial term that expires at the annual meeting of the Limited Partners held in 2025, the Directors listed on Exhibit B attached hereto designated to Class II shall serve for an initial term that expires at the annual meeting of Limited Partners held in 2023, and the Directors listed on Exhibit B attached hereto designated to Class III shall serve for an initial term that expires at the annual meeting of Limited Partners held in 2024. At each succeeding annual meeting of Limited Partners beginning with the annual meeting held in 2023, successors to the Directors whose term expires at that annual meeting shall be elected for a three-year term.
Exhibit B is hereby added as an Exhibit to the Partnership Agreement and is as follows:
EXHIBIT B
DIRECTORS

Name	Class
Lee Jacobe	Class I
Jerry L. Peters	Class I
Marguerite Woung-Chapman	Class II
J. Heath Deneke	Class II
Robert J. McNally	Class II
James J. Cleary	Class III
Rommel M. Oates	Class III

B.Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
C.Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
D.Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.
E.Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
[Signatures on following page]

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.
GENERAL PARTNER:
SUMMIT MIDSTREAM GP, LLC
By:    /s/ James Johnston
Name:    James D. Johnston
Title:    Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

Signature Page to First Amendment to Fourth Amended and Restated Agreement of Limited
Partnership of Summit Midstream Partners, LP